Exhibit 99.1

Runway Growth Credit Fund Provides Second Quarter 2019 Portfolio Update

– Originates $93.0 Million Of New Loans

– Grows Total Loan Originations Since Inception To $364.5 Million

– Four New Liquidity Events Bring Total To $81.5 Million To 30% Of Initial Private Offering Commitments

WOODSIDE, CA, July 16, 2019—Runway Growth Credit Fund Inc. (the “Fund” or “Runway Growth”), a leading lender of growth capital to both venture and non-venture backed companies seeking an alternative to raising equity, provided a portfolio update for the second quarter ended June 30, 2019.

“We had a very strong quarter with robust loan demand from new and existing portfolio companies,” said David Spreng, CEO.  “We demonstrated our ability to creatively structure loans that support company growth and meet the needs of both the entrepreneur and institutional equity holders."

Total new loans equaled $93.0 million, which is the highest quarter of loan production since the Fund's inception in December 2016, bringing the total loan originations to $364.5 million since launch.

Originations

Runway Growth funded eight new loans during the second quarter ended June 30, 2019, four to new portfolio companies and four, including a trademarked Runway One Stop Enterprise Loan Facility® (“ROSE Loan Facility®”), to existing portfolio companies:

•	$20.0 million senior secured term loan to new portfolio company, Pivot3 Inc., an IT service management company providing automated hyperconverged infrastructure solutions either on-premise, edge, or cloud;

•	$15.5 million senior secured term loan to new portfolio company, Echo 360, Inc., an application software company that provides a video and data capture platform that helps instructors record and capture classroom lectures and teaching materials, allowing students 24/7 access to course and presentation materials, as well as the lecture itself, in order to drive better learning outcomes;

•	$11.0 million senior secured term loan to new portfolio company, Dejero Labs Inc., a provider of in-cloud managed solutions for video transport, cloud computing, and Internet connectivity for the secure exchange of data while mobile or in remote locations;

•	$7.5 million senior secured term loan to new portfolio company, Cloud Passage, Inc., a provider of SaaS security solutions purpose-built for the cloud that allow users to automatically discover cloud assets, reduce attack vulnerability, and assess and respond to critical risks to networks and data;

•	$21.0 million ROSE Loan Facility® to existing portfolio company eSilicon Corporation, a semiconductor company that designs and manufactures digital CMOS and finFet ASIC’s;

•	$16.5 million new senior secured term loan to existing portfolio company, RealWear, Inc., a designer, manufacturer, and developer of computer software and hardware for industrial wearables that provide handsfree Android-class tablet computer solutions;

•	$1.0 million additional funding to Mojix, Inc., a provider of software solutions to continuously collect, store and analyze, and act on real-time data streams from a variety of wireless sensors used for inventory and asset tracking across a variety of retail and manufacturing industries;

•	$0.5 million additional funding to 3dna Corp d/b/a NationBuilder, a provider of application software platforms for nonprofits, advocacy groups, businesses, and political campaigns of all sizes as well as infrastructure options for networks and large-scale organizations.

CEO Spreng continued: “I am particularly pleased that our existing portfolio company, eSilicon Corporation, was able to benefit from one our trademark loan structures, the ROSE Loan Facility® introduced in February 2018. The ROSE Loan Facility® is particularly well suited for companies like eSilicon, with growing revenue and meaningful accounts receivable. It is a great example of our willingness to dig in to create solutions for our borrowers that fit their specific needs.”

Liquidity Events

Runway Growth experienced four liquidity events during the second quarter ended June 30, 2019, which comprised outstanding principal prepayments of $52.0 million:

•	In April, RedSeal Inc. prepaid its outstanding principal balance of $15.0 million on its senior secured term loan, plus interest, end-of-term payments, and prepayment fee. The associated warrants were terminated.

•	In May, zSpace, Inc. prepaid its outstanding principal balance of $15.0 million on its senior secured term loan, plus interest, end-of term-payment, prepayment and other fees. Runway Growth continues to hold warrants in zSpace, Inc.

•	In June, in conjunction with its sale to Microsoft Corporation’s LinkedIn, Drawbridge, Inc., prepaid its outstanding principal balance of $15.0 million, plus interest, end-of-term payment and prepayment fee. In addition, Runway Growth received cash proceeds of approximately $0.8 million in connection with the termination of its warrants in Drawbridge, Inc.

•	In June, in conjunction with its sale to iCIMS Inc., Jibe, Inc., prepaid its outstanding principal of $7.0 million, plus interest, end-of-term payment and prepayment fee. In addition, Runway Growth received approximately $0.13 million in connection with the termination of its warrants in Jibe, Inc.

Concluding his comments Spreng noted: “With $81.5 million in cumulative repayments, we have exited and redeployed about 30% of our initial private offering commitments of $275 million. This track record validates the attractiveness of our loan products and their ability to help businesses, their management teams, and investors achieve their business and financial goals. We are proud to be an important capital provider and steady hand in the Silicon Valley and the broader growth company ecosystem.”

About Runway Growth Capital LLC and Runway Growth Credit Fund, Inc.

Runway Growth Capital LLC is the investment advisor to Runway Growth Credit Fund Inc., a lender of growth capital to companies seeking an alternative to raising equity. Led by industry veteran David Spreng, the Fund provides senior term loans of $10 million to $50 million to fast-growing companies based in the United States and Canada. The Fund is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. For more on the Fund and its manager, Runway Growth Capital LLC, please visit our website at www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Jay Kolbe

Jay@Impactpartnerspr.com